UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 20, 2006
CALLIDUS SOFTWARE INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-50463 (Commission File Number)	77-0438629 (IRS Employer Identification No.)

160 W. Santa Clara Street, Suite 1500 San Jose, CA (Address of Principal Executive Offices)		95113 (Zip Code)
(408) 808-6400
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a -12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 14, 2006, the Board of Directors (the “Board”) of Callidus Software Inc. (the “Company”) approved modifications to the Company’s equity compensation policies (as set forth in the Company’s 2003 Stock Incentive Plan, subject to revision by the Board from time to time), increasing the number of stock options awarded as initial grants and annual grants to outside directors. The Board adopted the revised policy, after consultation with an independent compensation analyst, to enhance the Company’s ability to attract and retain highly qualified individuals for service on the Board. The revised policy provides that upon initial appointment or election to the Board, an outside director will receive an initial stock option grant for the purchase of 45,000 shares (increased from 30,000 shares) of the Company’s common stock (each, an “Initial Grant”). Each Initial Grant will (i) have an exercise price equivalent to the closing price of the Company’s common stock on the date of grant, (ii) vest over a period of four years with 25% vesting on the first anniversary of appointment or election and the remainder vesting in equal monthly installments over 36 months, and (iii) have a ten-year term. Consistent with this change in policy, the Board will grant an additional option to Charles M. Boesenberg, who recently joined the Board as an outside director.
     Additionally, commencing on the date of the Company’s 2006 annual meeting of stockholders and at each annual meeting thereafter, each outside director will receive an annual stock option grant for the purchase of 15,000 shares (increased from 10,000 shares) of the Company’s common stock (each, an “Annual Grant”) or a lesser pro rata amount based on the portion of the year the outside director has served on the Board. Each Annual Grant will (i) have an exercise price equivalent to the closing price of the Company’s common stock on the date of grant, (ii) be fully vested and exercisable on the date of grant, and (iii) have a ten-year term.
     The Company’s policies regarding additional annual stock option grants to the Chairpersons of the Board and each of its committees remain unchanged.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
     None.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLIDUS SOFTWARE INC.
Date: March 20, 2006	By:	/s/ Ronald J. Fior
		Name:	Ronald J. Fior
		Title:	Vice President, Finance and Chief Financial Officer